Dear Marv:

     In anticipation and in consideration of an amicable and friendly separation, and in recognition of the work you have done here and the contributions you have made, we would like to propose modifying the severance terms described in your employment contract as follows.

     We will agree upon a transition period of one year. During that period, you will serve as a consultant to IMS, working in cooperation with and under the guidelines established by me or managers I designate. In that capacity, you will be on call as we need you (subject to reasonable scheduling constraints on your time as you line up other consulting work) for a smooth transition of all outstanding matters on which you have had a hand. You may be called upon also to assist with marketing, customer relations, technology integration, product development, or other matters. You will be free to seek and accept other work during this period, subject to the constraints described in Section 4.6 of your employment agreement. Your confidentiality obligations will continue to apply, of course, as will your commitments with respect to ownership of inventions that you develop or conceive while working on IMS matters during this period.

     During the first six months, when we anticipate we will need you with relative frequency, you will continue on the payroll of IMS, and continue to receive your benefits. Your stock options that would become exercisable through the end of June, 1997 will vest immediately, as your employment contract commits. But we will regard you as an employee during this period, to permit you to defer the date on which you would be required to exercise your Incentive Stock Options. That will give you an additional six months in which to exercise them. (As you realize, incentive stock options provide you with the ability to defer taxes until the sale of the stock itself, and provided you then have met the required holding periods for the stock following exercise, to pay taxes on the excess of the fair market value over the purchase price only at capital gains rates.)

     During the second six months, you will continue to serve as a consultant to IMS, subject again to scheduling constraints related to your work. During that time, you will be paid at the rate of $400 per day for any day you act as a consultant for us. In recognition of that commitment, we will permit your IMS stock options to continue to vest during that six months, though you recognize that the options that become exercisable first following the end of that six month period will be nonqualified stock options. You will have until three months following the end of the transition year to exercise the stock options that vest during the second half of the year. The only vesting condition for these options is that you continue as an "on call" consultant, and use good faith efforts to schedule time and to assist with any transition matters that arise. (On nonqualified stock options, you will owe taxes with respect to the difference between the exercise price and the market value on the date of exercise, and at exercise, you will need to pay to us amounts we are required to withhold from compensation due you under applicable statutes, if any. Please consult with Gwyn about what those amounts would be.)

     Except for a standard company press release about the change in management at IMS, each of us agree we will not discuss your termination as an employee and transition to consulting status with the press, or any party outside IMS itself (including as necessary IMS' advisors). You may of course speak with your own advisors as necessary.

     Marv, accepting this proposal will provide us with the framework for a smooth transition. By signing it, you give up any possibility of bringing claims against IMS (except of course for salary, benefits, bonus, and stock options due to you if for any reason we would fail to pay them), and you commit yourself to provide the help outlined above. Once you sign it, we will be committed to the additional severance benefits described.

     If this proposal meets with your approval, please sign it below and return a copy.

                                Very truly yours,


                                 /s/ Keith L. Barnes
                                 Keith L. Barnes

Proposal Accepted:



/s/ Marvin Wolfson               1/22/97
-----------------------------------------
Marvin Wolfson